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                                                                      EXHIBIT 20

First Republic Preferred
Capital Corporation

                                                                   Press Release
                                                           FOR IMMEDIATE RELEASE
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                  FIRST REPUBLIC PREFERRED CAPITAL CORPORATION
                   PRICED $40 MILLION PREFERRED STOCK OFFERING

     SAN FRANCISCO, JANUARY 18, 2002 - First Republic Preferred Capital Corporation, a majority owned subsidiary of First Republic Bank, has priced a $40 million offering of its noncumulative perpetual, exchangeable Series B preferred shares.

     First Republic Preferred Capital Corporation, which operates as a real estate investment trust, sold the offering on a retail basis to individual investors. The Series B preferred shares have a $25 liquidation value, pay a quarterly dividend at an annual rate of 8.875%, and are traded on the NASDAQ under the symbol FRCCP.

     The Series B shares transaction follows a $55 million Series A offering in June 1999 and $7 million Series C offering in June 2001.

     Wells Fargo Securities, LLC and Ryan, Beck & Co. managed the Series B transaction.



Media Contact:                      Investor Contact:
Greg Berardi                        Willis H. Newton, Jr.
Blue Marlin Partners                Vice President
(415) 566-6277                      First Republic Preferred Capital Corporation
greg@bluemarlinpartners.com         415-392-1400
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